UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 13, 2025

Broadcom Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38449	35-2617337
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3421 Hillview Avenue

Palo Alto, California 94304

(Address of principal executive offices including zip code)

(650) 427-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	AVGO	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

In connection with Broadcom Inc.’s (the “Company”) entry into the Credit Agreement (as defined and discussed in more detail in Item 8.01 below), on January 13, 2025 (the “Closing Date”) the Company terminated all outstanding commitments and repaid all outstanding obligations under the credit agreement, dated as of January 19, 2021 (as previously amended, supplemented or modified, the “Existing Credit Agreement”), among the Company, the lenders and L/C issuers named therein, Bank of America, N.A., as administrative agent, and the other parties from time to time party thereto.

The Existing Credit Agreement originally provided for a $7.5 billion unsecured revolving credit facility. The Company had no outstanding borrowings under the Existing Credit Agreement immediately prior to its termination. Absent termination, the revolving credit facility under the Existing Credit Agreement would have matured in 2026. Borrowings under the Existing Credit Agreement bore interest at a fluctuating rate per annum equal to, at the Company’s option, the alternate base rate or Term SOFR, in each case, plus an applicable margin that was calculated based on the Company’s credit ratings from time to time.

Many of the lenders under the Existing Credit Agreement and/or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending, hedging, cash management and/or commercial banking services, or other services in the ordinary course of business for the Company and its subsidiaries (including in connection with the transactions described in this Current Report on Form 8-K), for which they have received, and may in the future receive, customary compensation and expense reimbursement.

Item 8.01	Other Events.

On the Closing Date, the Company entered into a credit agreement with the lenders and L/C issuers named therein, Bank of America, N.A., as administrative agent, and the other parties from time to time party thereto (the “Credit Agreement”). The Credit Agreement provides for a $7.5 billion five-year unsecured revolving credit facility (the “Revolving Facility”). The proceeds of any borrowings under the Revolving Facility will be used for general corporate purposes. The Existing Credit Agreement was terminated in connection with, and as a condition to, entering into the Credit Agreement, as discussed in more detail in Item 1.02 above.

The aggregate commitment of all revolving lenders under the Credit Agreement is equal to $7.5 billion, of which up to $500 million may be utilized for the issuance of multicurrency letters of credit. The issuance of letters of credit reduces the aggregate amount otherwise available under the Revolving Facility for the making of revolving loans. The Company had no borrowings outstanding under the Revolving Facility on the Closing Date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2025

Broadcom Inc.

By:	/s/ Kirsten M. Spears
Name:	Kirsten M. Spears
Title:	Chief Financial Officer and Chief Accounting Officer